Exhibit 10.23

Terms & Conditions of Employment

for

Executive Officer

Name of Employer:

Singapore Volition Pte. Limited (“the Company”)

Registered Address of Employer:

165 Gangsa Road

Unit 01-70

Singapore, 670165

Name of Executive:

George Morris (“the Executive” or “You”)

Address of Executive:

6 Carleton Gardens

Brecknock Road

London, N19 5AQ

The Agreement:

It is agreed that the Company will employ the Executive, and the Executive will work for the Company, on the following terms and conditions:

Introduction

1.1

This agreement (the “Agreement”) sets out the terms and conditions of employment between the Company and the Executive as of the Commencement Date

1.2

This Agreement contains the entire understanding between the Company and the Executive relating to employment and supersedes all previous offer letters, Terms and Conditions of Employment or other relevant documents (which shall be deemed to have been terminated by mutual consent).

Definitions and Interpretation

2.1

References to clauses and Parties are respectively to clauses of and the Parties to this Agreement.

2.2

Unless otherwise stated the following definitions shall apply in this Agreement and to the Schedules (if any) attached hereto:

Appointment	the employment of the Executive by the Company on the terms of this agreement.

“Board”	The main Board of Directors for the time being of the Company and includes any committee of the Board duly appointed by it.

“Commencement Date”	01 October 2010

“Confidential Information”

information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) which is not in the public domain relating to the business, products, affairs and finances of the Company or any Group Company for the time being confidential to the Company or any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business of the Company or any Group Company or any of its or their business contacts.

“Company”	The company named as your employer (above), and unless expressly provided to the contrary, all Group Companies.

“Intellectual Property Rights”

patents, rights to inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

“Group”	Together the Company, any Holding Company from time to time of the Company and every company which is for the time being a Subsidiary of the Company or such Holding Company.

“Group Company”	A company for the time being comprised within the Group, and “Group Companies” shall be construed accordingly.

“Normal Working Hours”	Such time as is required to satisfactorily perform your duties on Working Days subject to the satisfaction of the board and as governed by Clause 6

Commencement of Employment & Job Title

3.1

From the Commencement Date the Executive will be employed by the Company to act as Managing Director (or such other appointment as the Board may from time to time direct).

3.2

You hereby warrant and undertake to the Company (in knowledge that the Company is relying on the same in agreeing to enter into this Agreement) that:

a)

by virtue of entering into this Agreement you are not in breach of any other contract of employment and will not be liable to any action relating to any such contract; and

b)

you are (or will on and from the Commencement Date be) free to start work for the Company on the terms set out in this Agreement; and

c)

you are not (or will not on and from the Commencement Date be) subject to any restriction which will hinder or restrict you from performing your duties with the Company.

Period of Employment

4.1

The Appointment shall be deemed to have commenced on the Commencement Date and, unless terminated earlier under Clause 12, will continue for an initial period of 12 months and, unless otherwise terminated in accordance with the terms of this Agreement, shall automatically be extended for a period of 12 months on the anniversary of each date on which it would otherwise have expired unless earlier termination provisions contained within this Agreement apply.

4.2

Notwithstanding the fact that the Appointment is for an initial term of one year, the Company or Executive may terminate this agreement by giving to the Company or Executive not less than 3 months’ notice in writing. Thereafter, the Executive may terminate this agreement by giving to the Company not less than 3 months’ notice in writing and/or the Company may terminate this Agreement by giving the Executive not less than 3 months notice

4.3

The Company reserves the right in its absolute discretion to elect to terminate the Appointment with immediate effect by paying to the Executive a sum equivalent to 3 months salary (as per the notice period under Clause 4.2).

4.4

If during the Appointment the Executive shall be removed from his office as a director of the Company pursuant to any power given to the Board or to the members of the Company by law or by the Articles of Association of the Company, or if he shall retire from his office as a director of the Company by rotation and shall not be re-elected, such event shall be deemed not to be a breach of this Agreement, and the job title of the Executive shall be altered appropriately.

Duties

5.1

During the term of the Appointment, the Executive shall have (in addition to his implied duty of fidelity and his duties as a director at law) the following duties and obligations:

a)

at all times to use all reasonable endeavours to promote the interests and welfare and maintain the goodwill of the Company and any other Group Company and not to do and to exercise all reasonable endeavours to prevent there being done anything which may be prejudicial or detrimental to the Company or any Group Company;

b)

to faithfully and diligently to perform his duties and to exercise and carry out such powers and functions as may from time to time be vested in him by or under the authority of the Board;

c)

to accept such appointment as a member of the board of directors of any Group Company or any other company as a representative or nominee of the Company as the Board may require, on such terms as may be determined by the Board and notified to the Executive from time to time; and

d)

to comply with the provisions required of him at law.

Place and Hours of Work

6.1

The Executive’s place of work shall be as directed by the Board.

6.2

The hours of work of the Executive are not fixed but are such normal working hours of the Company and such additional hours as may be necessary to enable him properly to discharge his duties.

Remuneration

7.1

The Executive shall be paid an initial salary of US$120,000 per annum (inclusive of any duties performed by the Executive for any Group Company or as an officer or director of any Group Company).

7.2

The Executive's salary shall accrue from day to day and be payable monthly in arrears directly into the Executive's bank or building society less applicable Singapore taxes.

7.3

The Executive's salary shall be reviewed by the Board annually, the first such review to take place on or about the anniversary of the Commencement Date. The Company is under no obligation to award an increase following a salary review. There will be no review of the salary after notice has been given by either party to terminate the Appointment.

Expenses

8.1

The Company shall reimburse (or procure the reimbursement of) all reasonable travelling, hotel and other expenses wholly, properly and necessarily incurred by the Executive in the course of the Appointment, subject to production of receipts or other appropriate evidence of payment.

8.2

The Executive shall abide by the Company's Travel and Expenses Policy or any other Expenses Policies implemented by the Company (as implemented or amended from time to time) a copy of which will be provided.

Bonus

9.1

The Executive will be entitled to an option package to be decided by the Board in its absolute discretion following the admission of the Company’s shares to a recognised exchange upon the listing, merger or reverse takeover of the Company.

Holidays

10.1

The Executive shall be entitled to 25 days' paid holiday in each year together with the usual public holidays in the country in which the Executives duties are performed.

10.2

The Executive shall have no entitlement to any payment in lieu of accrued but untaken holidays.

Confidential Information

11.1

The Executive acknowledges that in the course of the Appointment he will have access to Confidential Information. The Executive has therefore agreed to accept the restrictions in this clause 11

11.2

The Executive shall not (except in the proper course of his duties), either during the Appointment or at any time after its termination (howsoever arising), use or disclose to any person, company or other organisation whatsoever (and shall use his best endeavours to prevent the publication or disclosure of) any Confidential Information. This restriction does not apply to:

a)

any use or disclosure authorised by the Board or required by law or by the Appointment; or

b)

any information which is already in, or comes into, the public domain other than through the Executive's unauthorised disclosure.

Termination

12.1

The Company may terminate the Appointment with immediate effect without notice and with no liability to make any further payment to the Executive (other than in respect of amounts accrued due at the date of termination) if the Executive:

a)

is guilty of any gross misconduct affecting the business of the Company or any Group Company; or

b)

commits any serious or repeated breach or non-observance of any of the provisions of this agreement or refuses or neglects to comply with any reasonable and lawful directions of the Company or Board; or

c)

is, in the reasonable opinion of the Board, negligent and incompetent in the performance of his duties; or

d)

become prevented by an applicable law or regulation from continuing as a director of the Company or performing any of his duties; or

e)

resigned or otherwise ceased to be a director of the Company by reason of his own action or default without the prior written consent of the Board; or

f)

declared personal bankruptcy or claimed protection from creditors due to personal insolvency; or

g)

been convicted of a criminal offence (excluding an offence under road traffic legislation in respect of which he is not sentenced to a term of imprisonment, whether immediate or suspended)or

h)

is guilty of any fraud or dishonesty or acts in any manner which in the opinion of the Company or Board brings or is likely to bring the Executive or the Company or any Group Company into disrepute or is materially adverse to the interests of the Company any Group Company.

12.2

The rights of the Company under clause 12.1 are without prejudice to any other rights that it might have at law to terminate the Appointment or to accept any breach of this agreement by the Executive as having brought the agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

Obligations upon termination

13.1

Upon the termination of this Appointment (for whatever reason and howsoever arising) the Executive:

a)

shall not remove, conceal or destroy, but shall immediately deliver up to the Company:

(i)

all Documents;

(ii)

any other property belonging to the Company or any Group Company; and

(iii)

any Intellectual Property belonging to the Company, any Group Company or any of its or their clients or customers which may be in his possession or under his control and

b)

shall, if requested, certify in writing to the Company and provide evidence that he has complied with this clause 13.1a);

c)

shall immediately resign without claim for compensation from any office or offices held by him in the Company, any Group Company, or any other company as representative or nominee of the Company or otherwise by virtue of the Appointment, and if he fails to do so within seven days of the Termination Date, the Company is irrevocably authorised by this Agreement to appoint any person in his name and on his behalf to sign and deliver such resignation or resignations to the Company, any Group Company or any other company as may be appropriate; and

d)

shall immediately repay all outstanding debts or loans due to the Company or any Group Company.

Reconstruction and amalgamation

14.1

If the Appointment is terminated at any time by reason of any reconstruction or amalgamation of the Company or any Group Company, whether by winding up or otherwise, and the Executive is offered employment with any concern or undertaking involved in or resulting from such reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this agreement, the Executive shall have no claim against the Company or any such undertaking arising out of or connected with such termination.

Notices

15.1

Notices by either party:

a)

must be in writing addressed:

(i)

to the Company at its registered office for the time being; and

(ii)

to the Executive at his place of work or at the address set out in this Agreement or such other address as the Executive may from time to time have notified to the Company for the purpose of this clause; and

b)

will be effectively served:

(i)

on the day of receipt, where any hand-delivered letter or a facsimile transmission is received on a business day before or during normal working hours;

(ii)

on the following business day, where any hand-delivered letter or facsimile transmission is received either on a business day after normal working hours or on any other day;

(iii)

on the second business day following the day of posting from within Singapore of any letter sent by first class prepaid mail; or

(iv)

on the fifth business day following the day of posting to an overseas address of any prepaid airmail letter.

Counterparts

16.1

This agreement may be executed in any number of counterparts, each of which, when executed [and delivered], shall be an original, and all the counterparts together shall constitute one and the same instrument.

General

17.1

Other than the statutory procedures, there are no Company disciplinary and/or grievance procedures applicable to this Appointment.  The Company will comply with all statutory obligations in this regard.  If the Executive has any grievance relating to the Appointment, he should apply in writing, to the Chairman of the Board.

Governing Law and Jurisdiction

18.1

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with Singaporean law.

18.2

The parties irrevocably agree that the courts of Singapore shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

IN WITNESS whereof this Agreement has been duly signed on the date detailed below.

/s/ Cameron Reynolds

/s/ George Morris

Cameron Reynolds

George Morris

for and on behalf of

Singapore Volition Pte. Limited

Dated: September 29, 2010